EXHIBIT 99.(A)(5)(V)

XBiotech Announces Final Results of Tender Offer

AUSTIN, Texas, Feb. 19, 2020 (GLOBE NEWSWIRE) -- XBiotech Inc. (NASDAQ: XBIT) (“XBiotech”) today announced the final results of its “modified Dutch auction” tender offer, which expired at 5:00 p.m., New York City time, on February 12, 2020.

Based on the final count by American Stock Transfer & Trust Co., LLC, the depositary for the tender offer, a total of 40,007,286 common shares, no par value, were properly tendered and not properly withdrawn at or below the maximum purchase price of $33.00 per share. Not all shares tendered through notice of guaranteed delivery were delivered within the required settlement period.

XBiotech has accepted for purchase 14,000,000 common shares at a price of $30.00 per share, for an aggregate cost of approximately $420 million, excluding fees and expenses relating to the tender offer.  These shares represent approximately 32.67 percent of the common shares outstanding.  The final proration factor for shares that XBiotech has purchased pursuant to the tender offer is approximately 33.25 percent.

To assist shareholders in determining the tax consequences of the tender offer, XBiotech estimates that for purposes of the Income Tax Act (Canada), the paid-up capital per common share was approximately C$8.45 and the “specified amount” (for purposes of subsection 191(4) of the Income Tax Act (Canada)) was C$28.90 as of February 18, 2020. In addition, for purposes of the Income Tax Act (Canada) and any applicable provincial legislation pertaining to eligible dividends, XBiotech designates the entire amount of the deemed dividend arising from its purchase of shares pursuant to the tender offer as an eligible dividend.

Shareholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, D.F. King & Co., Inc., at (212) 269-5550 (banks and brokers) or (866) 856-3065 (all others).

About True Human™ Therapeutic Antibodies
XBiotech’s True Human™ antibodies are derived without modification from individuals who possess natural immunity to certain diseases. With discovery and clinical programs across multiple disease areas, XBiotech’s True Human antibodies have the potential to harness the body’s natural immunity to fight disease with increased safety, efficacy and tolerability.

About XBiotech
XBiotech is a fully integrated global biosciences company dedicated to pioneering the discovery, development and commercialization of therapeutic antibodies based on its True Human™ proprietary technology. XBiotech currently is advancing a robust pipeline of antibody therapies to redefine the standards of care in oncology, inflammatory conditions and infectious diseases. Headquartered in Austin, Texas, XBiotech also is leading the development of innovative biotech manufacturing technologies designed to more rapidly, cost-effectively and flexibly produce new therapies urgently needed by patients worldwide. For more information, visit www.xbiotech.com.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements, including declarations regarding management's beliefs and expectations that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "expects," "plans," "contemplate," "anticipates," "believes," "estimates," "predicts," "projects," "intend" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties are subject to the disclosures set forth in the "Risk Factors" section of certain of our SEC filings. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact
Ashley Otero
aotero@xbiotech.com
512-386-2930